Exhibit 10.4

EXECUTION VERSION

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated as of February 4, 2021 (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated as of September 20, 2020, among Illumina, Inc., a Delaware corporation (“Parent”), SDG Ops, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“First Merger Sub”), SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”) and GRAIL, Inc., a Delaware corporation (the “Company”, and together with Parent, First Merger Sub and Second Merger Sub, the “Parties”).

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 9.05 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into, and as set forth in, this Amendment.

NOW, THEREFORE, for and in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:

Section 1. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

Section 2. Amendment to Agreement.

2.1 Section 1.01 of the Merger Agreement is hereby amended to add the following definitions in the proper lexicographical ordering:

(a) “Non-Stock Tax Deductions” means, with respect to any Cash-Out Award, the required withholding Taxes in connection with the CVR Consideration or the Cash & Stock Consideration, as applicable, payable with respect to such Cash-Out Award, excluding any Stock Tax Deductions.

(b) “Stock Tax Deductions” means, with respect to any Cash-Out Award, any required withholding Taxes in connection with the stock portion of the CVR Consideration or the Cash & Stock Consideration, as applicable, payable with respect to such Cash-Out Award.

2.2 Section 1.02 of the Merger Agreement is hereby amended to delete “Cash-Out Deductions” and to add “Exercise Price Deduction” with the appropriate cross-reference.

2.3 Section 3.04(i) of the Agreement is hereby amended and restated in its entirety as follows:

“Immediately prior to, and contingent on, the Effective Time, each Cash-Out Award shall be canceled and converted into the right to receive for each share of Company Stock subject to such Cash-Out Award as of immediately prior to such cancelation, in full satisfaction of the rights of the applicable holder with respect thereto, (i) in the case of a CVR Cash-Out Award, the CVR Consideration or (ii) in the case of an Alternative Cash-Out Award, the Cash & Stock Consideration, in each case, less (A) in the case of any Cash-Out Award that is a Company Stock Option, the applicable exercise price for such share (the “Exercise Price Deduction”) and (B) in the case of all Company Equity Awards, any required withholding Taxes (the net consideration payable hereunder in respect of a Cash-Out Award, the “Cash-Out Award Consideration”). Any Exercise Price Deduction and any Non-Stock Tax Deductions shall be satisfied by reducing the cash portion of the applicable consideration by the amount of such deductions, but not below zero. In the event such cash portion has a value that is less than the sum of the Exercise Price Deduction and the Non-Stock Deductions, such cash portion shall be reduced to zero and in addition Parent shall retain a portion of the stock portion of the applicable consideration that has a value equal to the amount by which the sum of the Exercise Price Deduction and the Non-Stock Tax Deductions exceeds such cash portion. Any Stock Tax Deductions shall be satisfied by Parent retaining a portion of the stock portion of the applicable consideration that has a value equal to the amount of the Stock Tax Deductions. The Cash-Out Award Consideration shall be paid as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days thereafter) through Parent’s, the Surviving Entity’s or the applicable Subsidiary of the Surviving Entity’s payroll. Notwithstanding the foregoing, to the extent that any Cash-Out Award Consideration relates to a Company RSU Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Entity or the applicable Subsidiary shall pay such amounts at the earliest time, as applicable, that will not trigger a Tax or penalty under Section 409A of the Code, but no later than five (5) Business Days after such time.”

Section 3. Representations and Warranties.

3.1 Each Party hereto hereby represents and warrants that: (i) it has all necessary corporate or limited liability company power and authority to execute and deliver this Amendment and to perform its obligations hereunder, (ii) the execution and delivery of this Amendment by such Party has been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of such Party are necessary to authorize this Amendment and (iii) this Amendment has been duly and validly executed and delivered by such Party and, assuming due authorization, execution and delivery by all other Parties, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

3.2 Each Party hereto further represents and warrants that the execution and delivery of this Amendment by such Party does not, and the performance of this Amendment by such Party, will not, (i) conflict with or violate the certificate of incorporation, certificate of formation, bylaws, operating agreement or other equivalent organizational documents of such Party, (ii) conflict with or violate any Law applicable to such Party or by which any property or asset of either of them is bound, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any property or asset of such Party pursuant to, any loan or credit agreement, note, bond, debenture, mortgage, indenture, deed of trust, contract, agreement, lease, Parent Permit, Company Permit or other instrument or obligation to which such Party is a party or by which such Party or any of their respective assets or properties is bound.

Section 4. General Provisions.

4.1 All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.

4.2 After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment. All references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to September 20, 2020.

4.3 This Amendment and the Agreement, (including the exhibits and schedules thereto, including the Company Disclosure Letter), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

4.4 The provisions of Article XI (General Provisions) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

ILLUMINA, INC.,

By:	/s/ Joydeep Goswami
Name: Joydeep Goswami
Title: Senior Vice President of Corporate Development and Strategic Planning

SDG OPS, INC.,

By:	/s/ Scott M. Davies
Name: Scott M. Davies
Title: Vice President and Secretary

SDG OPS, LLC,

By:	/s/ Scott M. Davies
Name: Scott M. Davies
Title: Vice President and Secretary

GRAIL, INC.,

By:	/s/ Hans Bishop
Name: Hans Bishop
Title: CEO